SECOND AMENDMENT TO THE
HEWLETT- PACKARD COMPANY
TAX SAVING CAPITAL ACCUMULATION PLAN

(Amended and Restated Effective June 2, 2000)

        The Hewlett-Packard Company Tax Saving Capital Accumulation Plan (the “Plan”) is amended in the following respects, effective December 16, 2001:

1.	Section 12(a)(ii) is amended to replace the words “the Hewlett-Packard Company Employee Benefits Organization Income Protection Plan” with the words “the Hewlett-Packard Company Disability Plan.”

2.	The first paragraph of Section 19(j) is amended to read as follows:

“Covered Compensation” means the regular wage or salary received by a Participant from a Participating Company, determined without regard to any Deferred Contributions made pursuant to Section 3, and without regard to any deferrals made pursuant to section 125 of the Code under the Hewlett-Packard Company Cafeteria Plan, and shall include commissions and shift differentials, pay for flexible time off, sick leave, vacation, jury duty, bereavement and other approved paid time off, and other payments classified as Covered Compensation pursuant to the Company’s payroll practices. Covered Compensation shall not include any compensation paid to a Participant for periods during which he or she is not an Eligible Employee; nor any compensation paid for periods after the last day of the month in which he or she ceases to be an Employee; nor overtime or other premium pay, compensation for work in excess of the regular work week, bonuses or incentive pay, severance pay, company performance payments, sick leave payments payable as a lump sum, pay received under the Hewlett-Packard Company Disability Plan (the “Disability Plan”) that is paid by the Company’s disability claims administrator, on behalf of a Participating Company, to a Participant who is on “transitional return to work status” under the Disability Plan (within the meaning of such plan); nor other special compensation of any kind.”

3.     Section 19(n)(ii) is amended to read as follows:

“an Employee who is eligible for and receiving benefits under the Hewlett-Packard Company Disability Plan (the “Disability Plan”) unless such Employee is on “transitional return to work status” under the Disability Plan (within the meaning of such plan);"

This Second Amendment is hereby adopted this 7th day of December, 2001.

HEWLETT-PACKARD COMPANY /s/ Robert P. Wayman
Robert P. Wayman Vice President Finance and Administration